Exhibit 99.1

1 Assured Guaranty Ltd. Reports Results for Second Quarter 2011 Second quarter 2011 operating income1 was $136.3 million, or $0.73 per diluted share, bringing the six month 2011 total to $385.2 million, or $2.06 per diluted share, representing a 35.3% increase over six months 2010. Operating shareholders’ equity1 per share increased 7.4% and GAAP book value per share increased 3.7% since year end 2010. Adjusted book value1 per share of $49.23 remained steady compared with year-end. Second quarter 2011 net loss was $57.7 million, or $0.31 per diluted share. Unrealized losses on credit derivatives and financial guaranty variable interest entities, totaling $195.4 million were the drivers of net loss in second quarter 2011. These non-economic components of fair value are expected to reverse to zero by contract maturity. Net income in second quarter 2010 was $203.5 million, or $1.08 per diluted share. Hamilton, Bermuda, August 8, 2011 – Assured Guaranty Ltd. (NYSE: AGO) (“AGL” and, together with its subsidiaries, “Assured Guaranty” or the “Company”) announced today financial results for the quarter ended June 30, 2011 (“second quarter 2011”). The Company’s second quarter 2011 operating income, a non-GAAP financial measure, was $136.3 million, or $0.73 per diluted share, bringing year-to-date operating income for the six months ended June 30, 2011 (“six months 2011”) to $385.2 million, or $2.06 per diluted share. This compares with operating income of $172.0 million, or $0.91 per diluted share for the three months ended June 30, 2010 (“second quarter 2010”) and $284.6 million, or $1.50 per diluted share, for the six months ended June 30, 2010 (“six months 2010”). Operating income for six months 2011 increased 35.3% compared with six months 2010 due primarily to higher recoveries for breaches of representations and warranties (“R&W”). Second quarter 2011 operating income was lower than in second quarter 2010 due primarily to lower net earned premiums and the effect of changes in risk-free rates used to discount expected losses, offset in part by higher net investment income and a lower effective tax rate. Second quarter 2011 net loss of $57.7 million, or $0.31 per diluted share, was primarily driven by fair value losses on consolidated financial guaranty variable interest entities (“FG VIEs”) and credit derivatives, including $195.4 million that are expected to reverse to zero as the assets and liabilities of each FG VIE and credit derivative contracts approach maturity. Second quarter 2010 net income was $203.5 million, or $1.08 per diluted share, and included fair value gains on credit derivatives and FG VIEs of $46.6 million that are also expected to reverse to zero. Operating income removes the effects of changes in fair value that are not expected to result in economic loss, as well certain other adjustments. See “-Explanation of Non-GAAP Financial Measures” and Table 1. 1 Operating income, operating shareholders’ equity and adjusted book value are financial measures that are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are therefore called “non-GAAP financial measures.” Please see the “Explanation of Non-GAAP Financial Measures” section of this press release for a definition of these non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

"I am pleased with the progress we made in the second quarter," said Dominic Frederico, President and Chief Executive Officer of Assured Guaranty. "We reported strong operating earnings for the quarter, which contributed to a year-over-year operating income increase of 35.3%. Additionally, during the quarter, we originated 32% more municipal PVP than in the first quarter of 2011, we reached an important agreement with Bank of America regarding representation and warranty claims, and we further improved our capital position by executing our plan of strategic terminations and continued purchases of securities we've insured."

Table 1: Reconciliation of Net Income (Loss) to Operating Income
(amounts in millions, except per share data)

	Quarter Ended June 30,	
	2011	2010
Net income (loss)	**$(57.7)**	**$203.5**
Less: Realized gains (losses) on investments, after tax	(2.8)	(4.3)
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(70.0)	40.6
Less: Fair value gains (losses) on committed capital securities ("CCS"), after tax	0.4	8.2
Less: Foreign exchange gains (losses) on revaluation of premiums receivable, after tax	3.8	(19.0)
Less: Effect of consolidating FG VIEs, after tax	(125.4)	6.0
Operating income	**$136.3**	**$172.0**
Net income (loss) per diluted share[1]	$(0.31)	$ 1.08
Operating income per diluted share[1]	$ 0.73	$ 0.91
Diluted shares outstanding – GAAP	184.2	188.8
Diluted shares outstanding – operating	187.6	188.9

1. Income (loss) per diluted share is calculated by dividing income (loss) by diluted shares outstanding, which excludes the effects of securities that would be antidilutive.

Second Quarter 2011 New Business Production

In the U.S. public finance sector, PVP, a non-GAAP financial measure representing the present value of new business production[2], was 34.8% higher in second quarter 2011 than in first quarter 2011. Second quarter 2011 PVP, compared with second quarter 2010 PVP, decreased 42.3% to $51.9 million, largely as a result of the 31.8% reduction in the new-issue market for U.S. municipal bonds in second quarter 2011, compared with second quarter 2010, and ratings uncertainty caused by Standard & Poor's Ratings Services' proposed changes to its bond insurer rating criteria. While new issuances in the U.S. municipal market declined in six months 2011 compared with six months 2010 as municipalities reduced borrowing due to issuers' general reluctance in the current environment to incur additional debt, Assured Guaranty's market penetration remained relatively stable. The Company insured 12.1% of new issue transactions and 6.0% of new-issue par sold in the U.S. public finance market during second quarter 2011, compared with 12.9% of new-issue transactions and 7.0% of new-issue par during second quarter 2010.

Commenting on new business production for the quarter, Mr. Frederico noted: "We insured 12.1%, or approximately one out of every eight transactions sold in the municipal market in the second quarter, which is an increase over both our first quarter 2011 and fourth quarter 2010 results. We view this level of activity as a good result given the continued uncertainty caused by Standard & Poor's Ratings Services'

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[2] See the "Explanation of Non-GAAP Financial Measures" section of this press release for a definition of PVP.

2

3 proposed ratings criteria changes and the global economic pressures experienced by the capital markets. Additionally, while most of our recent new business originations have been in the municipal market, we are seeing growing opportunities in the international and structured finance markets.” Second Quarter 2011 Operating Income Highlights Table 2 provides reconciliations of reported GAAP income statements to operating income results. Notable components of Assured Guaranty’s second quarter 2011 operating income are compared below with the same item in second quarter 2010: Net earned premiums: Net earned premiums included in operating income declined 19.3% to $248.3 million due primarily to lower scheduled net earned premiums on structured finance transactions. The decline in structured finance net earned premiums reflects the runoff of the in-force structured finance net par outstanding. Net earned premiums from refundings and accelerations were $21.0 million ($0.08 per diluted share after taxes and deferred acquisition costs) in second quarter 2011 compared with $15.4 million ($0.05 per diluted share after taxes and deferred acquisition costs) in second quarter 2010. Credit derivative revenues: Credit derivative revenues included in operating income decreased 6.4% to $48.4 million due primarily to the scheduled runoff of net par outstanding. In second quarter 2011, the Company agreed to terminate CDS, resulting in $6.1 million in revenue accelerations, which were recorded in credit derivative revenues. Net investment income: Net investment income included in operating income increased 11.7% to $101.5 million due primarily to a shift to longer duration assets, higher income on securities that were purchased for loss mitigation purposes, and additional earnings on cash received under the agreement between Assured Guaranty and Bank of America Corporation (the “Bank of America Agreement”). The amortized cost of fixed maturities and short-term investments averaged $10.8 billion with a duration of 4.9 years in second quarter 2011 compared with $10.3 billion and 4.3 years, respectively, for second quarter 2010. The pre-tax book yield was 3.75% at June 30, 2011 and 3.50% at June 30, 2010. Loss and LAE on financial guaranty insurance contracts and losses incurred on credit derivatives (“Loss expense”): The Company’s second quarter 2011 loss expense included in operating income totaled $144.0 million ($97.8 million after tax or $0.52 per diluted share), compared with $123.6 million ($93.8 million after tax, or $0.50 per diluted share) in second quarter 2010. Loss expense is higher than expected due primarily to declines in discount rates on transactions that had exceeded their deferred premium revenue. Discount rates are updated to the risk free rates at the end of each reporting period, which affects loss expense and economic loss development as discussed later. Loss expense recognized in operating income is determined based on the financial guaranty insurance accounting model for all contracts, including credit derivatives and those related to FG VIEs. Loss expense is a function of changes in economic losses including the benefit for breaches of R&W, which are discussed below, and amortization of deferred premium revenue. Operating expenses: Operating expenses increased 2.3% to $48.5 million in second quarter 2011 due primarily to lower deferral rates of policy acquisition costs, offset in part by

4 lower gross compensation expense. Gross expenses before deferrals declined 8.7% to $57.6 million in second quarter 2011, compared with $63.0 million in second quarter 2010. Income taxes: Assured Guaranty’s tax rate on operating income decreased to 20.0% in second quarter 2011 from 30.4% in second quarter 2010 due to a higher percentage of operating income generated by Assured Guaranty Re Ltd.

Table 2: Reconciliation of GAAP Income as Reported to Non-GAAP Operating Income Results
(amounts and shares in millions, except per share amounts)

	Quarter Ended June 30, 2011			Quarter Ended June 30, 2010		
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results
Revenues:						
Net earned premiums	$230.0	$(18.3)	$248.3	$292.1	$(15.6)	$307.7
Net investment income	100.8	(0.7)	101.5	90.9	—	90.9
Net realized investment gains (losses)	(5.1)	(5.1)	—	(8.4)	(8.4)	—
Net change in fair value of credit derivatives:						
Realized gains and other settlements	(10.8)	(10.8)	—	38.4	38.4	—
Net unrealized gains (losses)	(48.6)	(48.6)	—	35.1	35.1	—
Credit derivative revenues	—	(48.4)	48.4	—	(51.7)	51.7
Net change in fair value of credit derivatives	(59.4)	(107.8)	48.4	73.5	21.8	51.7
Fair value gains (losses) on CCS	0.6	0.6	—	12.6	12.6	—
Net change in fair value of FG VIEs	(193.7)	(193.7)	—	0.5	0.5	—
Other income	28.8	29.9	(1.1)	(13.5)	(15.7)	2.2
Total revenues	**102.0**	**(295.1)**	**397.1**	**447.7**	**(4.8)**	**452.5**
Expenses:						
Loss expense:						
Financial guaranty insurance	132.9	(19.6)	152.5	71.2	(24.3)	95.5
Credit derivatives	—	8.5	(8.5)	—	(28.1)	28.1
Amortization of deferred acquisition costs ("DAC")	9.5	—	9.5	6.9	—	6.9
Assured Guaranty Municipal Holdings Inc. acquisition-related expenses	—	—	—	2.8	—	2.8
Interest expense	24.7	—	24.7	24.9	—	24.9
Other operating expenses	48.5	—	48.5	47.4	—	47.4
Total expenses	**215.6**	**(11.1)**	**226.7**	**153.2**	**(52.4)**	**205.6**
Income (loss) before income taxes	**(113.6)**	**(284.0)**	**170.4**	**294.5**	**47.6**	**246.9**
Provision (benefit) for income taxes	(55.9)	(90.0)	34.1	91.0	16.1	74.9
Net income (loss)	**$(57.7)**	**$(194.0)**	**$136.3**	**$203.5**	**$31.5**	**$172.0**
Diluted shares	**184.2**		**187.6**	**188.8**		**188.9**
Earnings per diluted share	**$(0.31)**		**$0.73**	**$1.08**		**$0.91**

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U.S. Residential Mortgage-Backed Securities ("RMBS") Economic Loss Development
Economic loss development, which measures the change in total expected losses to be paid due to changes in assumptions based on observed market trends, accretion of discount on expected losses to be paid and the effects of loss mitigation efforts, is the principal measure that Assured Guaranty uses to calculate the Company's loss experience in the insured portfolio. Expected losses to be paid include all transactions insured by the Company whether written in financial guaranty or credit derivative form, including FG VIEs. Table 3 provides a roll forward of net expected loss to be paid from March 31, 2011 to June 30, 2011.

Table 3: Roll Forward of Net Expected Loss and LAE to be Paid on Financial Guaranty Insurance Contracts and Credit Derivatives
(amounts in millions)

Financial Guaranty Insurance Contracts and Credit Derivatives	Net Expected Loss to be Paid as of March 31, 2011	Economic Loss Development During 2Q-11	Losses (Paid) Recovered 2Q-11	Net Expected Loss to be Paid as of June 30, 2011
Before R&W:				
U.S. RMBS	$2,645.0	$ 146.8	$ (259.0)	$2,532.8
Other	412.8	15.5	(3.4)	424.9
Total before R&W	3,057.8	162.3	(262.4)	2,957.7
R&W	(2,395.2)	(91.4)	842.9	(1,643.7)
Total net of R&W	**$662.6**	**$ 70.9**	**$580.5**	**$1,314.0**

Total economic loss development was $70.9 million ($49.6 million after tax) during second quarter 2011, primarily from insured U.S. RMBS transactions. The largest individual factor contributing to the economic loss development was a decline in the risk-free rate used to discount losses, which had the most significant effect on closed-end second lien RMBS transactions, which are some of the Company's most long-dated transactions. Assumptions related to the shape of the loss projection curves and severity were consistent with those in the prior quarter.

The estimated benefit for R&W declined in second quarter 2011 due primarily to the receipt of cash for transactions covered under the Bank of America Agreement. The benefit for R&W, including the 80% loss sharing arrangement (up to collateral losses of $6.6 billion) for first lien transactions covered by the Bank of America Agreement, is treated as salvage and subrogation. Bank of America paid $928.1 million in second quarter 2011 and is obligated to pay another $171.9 million by March 2012 on second lien transactions. On the covered first lien transactions, Bank of America has paid the Company $14.9 million as of June 30, 2011. As of June 30, 2011, the collateral losses in the covered first lien transactions were $1.6 billion and the Company estimates collateral losses will reach $4.8 billion in these transactions.

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7 June 30, 2011 Shareholders’ Equity and Adjusted Book Value Shareholders’ equity (“book value”) and book value per share at June 30, 2011 increased approximately 4% since December 31, 2010 to $3,950.0 million and $21.44, respectively. The increase in book value during six months 2011 resulted primarily from the Company’s $67.7 million of net income for the period and unrealized gains on the investment portfolio. Operating shareholders’ equity and operating shareholders’ equity per share, both non-GAAP financial measures, increased more than 7% since December 31, 2010 to $5,128.6 million and $27.84, respectively, at June 30, 2011. The increase in operating shareholders’ equity resulted principally from the Company’s $385.2 million in operating income during the period. Adjusted book value and adjusted book value per share, both non-GAAP financial measures, increased to $9,067.8 million and $49.23, respectively, at June 30, 2011 from $8,999.1 million and $48.98, respectively, at December 31, 2010. Adjusted book value remained steady since December 31, 2010 primarily as a result of loss mitigation strategies, most significantly the Bank of America Agreement, and commutations. The Company’s adjusted book value includes the after-tax value of unearned premium revenue and future credit derivative revenue, as well as the effect of economic losses that have not yet been expensed. Table 4 provides a reconciliation of book value to operating shareholders’ equity and to adjusted book value.

8 Table 4: Reconciliation of Book Value to Operating Shareholders’ Equity and Adjusted Book Value (amounts in millions, except per share data) As of June 30, 2011 December 31, 2010 Book value $3,950.0 $3,798.8 Less: Effect of consolidating FG VIEs, after tax (308.6) (311.8) Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax (1,035.2) (764.8) Less: Fair value gains (losses) on CCS, after tax 12.9 12.2 Less: Unrealized gain (loss) on investment portfolio excluding foreign exchange effect, after tax 152.3 100.1 Operating shareholders' equity 5,128.6 4,763.1 Less: DAC, after tax 238.2 248.4 Plus: Net present value of estimated net future credit derivative revenue, after tax 353.3 424.8 Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, after tax 3,824.1 4,059.6 Adjusted book value $9,067.8 $8,999.1 Shares outstanding at the end of period 184.2 183.7 Per share: Book value $21.44 $20.67 Operating shareholders' equity 27.84 25.92 Adjusted book value 49.23 48.98 Conference Call and Webcast Information: The Company will host a conference call for investors at 7:30 a.m. Eastern Time (8:30 a.m. Atlantic Time) on Tuesday, August 9, 2011. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at http://www.assuredguaranty.com or by dialing 866-356-4279 (in the U.S.) or 617-597-5394 (International), passcode 35228851. A replay of the call will be available through September 9, 2011. To listen to the replay, dial 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 18036811. Please refer to Assured Guaranty’s June 30, 2011 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor-information/by-company/assuredguaranty-ltd/financial-information, for more information on the Company’s financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website: “Public Finance Transactions in 2Q 2011,” which lists the new issue U.S. public finance transactions sold in second quarter 2011 that the Company has insured, and “Structured Finance Transactions at June 30, 2011,” which lists the Company’s structured finance exposure as of that date.

9 It is posting at http://www.assuredguaranty.com/presentations the “June 30, 2011 Equity Investor Presentation.” When the Company’s separate company subsidiary financial supplements and its Fixed Income Presentation for the current quarter are also available to be posted on the Company’s website, those documents and the links to those documents on the Company’s website will be furnished in a Current Report on Form 8-K. # # # Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at www.assuredguaranty.com.

10 Assured Guaranty Ltd. Consolidated Statements of Operations (unaudited) ($ in millions) Quarter Ended June 30, 2011 2010 Revenues: Net earned premiums $230.0 $292.1 Net investment income 100.8 90.9 Net realized investment gains (losses) (5.1) (8.4) Net change in fair value of credit derivatives: Realized gains and other settlements (10.8) 38.4 Net unrealized gains (losses) (48.6) 35.1 Net change in fair value of credit derivatives (59.4) 73.5 Fair value gain (loss) on CCS 0.6 12.6 Net change in fair value of FG VIEs (193.7) 0.5 Other income 28.8 (13.5) Total revenues 102.0 447.7 Expenses: Loss and LAE 132.9 71.2 Amortization of DAC 9.5 6.9 Assured Guaranty Municipal Holdings Inc. acquisition-related expenses — 2.8 Interest expense 24.7 24.9 Other operating expenses 48.5 47.4 Total expenses 215.6 153.2 Income (loss) before income taxes (113.6) 294.5 Provision (benefit) for income taxes (55.9) 91.0 Net income (loss) (57.7) 203.5 Less: Realized gains (losses) on investments, after tax (2.8) (4.3) Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax (70.0) 40.6 Less: Fair value gains (losses) on CCS, after tax 0.4 8.2 Less: Foreign exchange gains (losses) on revaluation of premiums receivable, after tax 3.8 (19.0) Less: Effect of consolidating FG VIEs, after tax (125.4) 6.0 Operating income $136.3 $172.0

11 Assured Guaranty Ltd. Consolidated Balance Sheets (unaudited) ($ in millions) As of : June 30, 2011 December 31, 2010 Assets Investment portfolio: Fixed maturity securities, available-for-sale, at fair value $9,864.2 $9,415.3 Short-term investments, at fair value 1,070.4 1,031.6 Other invested assets 252.1 283.0 Total investment portfolio 11,186.7 10,729.9 Cash 159.2 107.2 Premiums receivable, net of ceding commissions payable 1,059.5 1,167.6 Ceded unearned premium reserve 773.3 821.8 DAC 232.3 239.8 Reinsurance recoverable on unpaid losses 26.0 22.3 Salvage and subrogation recoverable 307.1 1,032.4 Credit derivative assets 603.9 592.9 Deferred tax asset, net 1,012.0 1,224.0 Current income tax receivable 188.0 — FG VIE assets, at fair value 3,492.2 3,657.5 Other assets 198.7 199.2 Total assets $19,238.9 $19,794.6 Liabilities and shareholders' equity Liabilities Unearned premium reserve $6,315.4 $6,972.9 Loss and LAE reserve 518.1 563.0 Reinsurance balances payable, net 175.9 274.4 Long-term debt 1,046.4 1,052.9 Credit derivative liabilities 2,788.2 2,465.5 Current income tax payable — 93.0 FG VIE liabilities with recourse, at fair value 2,755.1 2,927.0 FG VIE liabilities without recourse, at fair value 1,282.5 1,337.2 Other liabilities 407.3 309.9 Total liabilities 15,288.9 15,995.8 Shareholders' equity Common stock 1.8 1.8 Additional paid-in capital 2,590.7 2,585.4 Retained earnings 1,149.9 1,098.9 Accumulated other comprehensive income 205.6 110.7 Deferred equity compensation 2.0 2.0 Total shareholders' equity 3,950.0 3,798.8 Total liabilities and shareholders' equity $19,238.9 $19,794.6

12 Explanation of Non-GAAP Financial Measures: The Company references financial measures that are not in accordance with GAAP. Assured Guaranty’s management and board of directors utilize non-GAAP measures in evaluating the Company’s financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty’s presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty’s financial results. The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure, if available, is presented above. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures. Operating Income: Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company’s financial guaranty insurance business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company’s financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to Assured Guaranty Ltd., as reported under GAAP, adjusted for the following: 1) Elimination of the after-tax realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile. Trends in the underlying profitability of the Company’s business can be more clearly identified without the fluctuating effects of these transactions. 2) Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules. 3) Elimination of the after-tax fair value gains (losses) on the Company’s CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. 4) Elimination of the after-tax foreign exchange gains (losses) on revaluation of net premium receivables. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange revaluation gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize. 5) Elimination of the effects of consolidating certain FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires

13 consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs. Operating Shareholders’ Equity: Management believes that operating shareholders’ equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders’ equity as the principal financial measure for valuing Assured Guaranty Ltd.’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell Assured Guaranty Ltd.’s common shares. Many of the Company’s fixed income investors also use operating shareholders’ equity to evaluate the Company’s capital adequacy. Operating shareholders’ equity is the basis of the calculation of adjusted book value (see below). Operating shareholders’ equity is defined as shareholders’ equity attributable to Assured Guaranty Ltd., as reported under GAAP, adjusted for the following: 1) Elimination of the effects of consolidating certain VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs. 2) Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. 3) Elimination of the after-tax fair value gains (losses) on the Company’s committed capital securities. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. 4) Elimination of the after-tax unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange revaluation). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore will not recognize an economic loss. Adjusted Book Value: Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company’s in-force premiums and revenues in addition to operating shareholders’ equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, refinancing or refunding activity, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.’s share price and as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders’ equity, as defined above, further adjusted for the following: 1) Elimination of after-tax deferred acquisition costs. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

14 2) Addition of the after-tax net present value of estimated net future credit derivative revenue. See below. 3) Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed. Net expected losses to be expensed are not reflected in GAAP equity. Net present value of estimated net future credit derivative revenue: Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company’s credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, and is discounted at 6% (which represents the Company’s tax-equivalent pre-tax investment yield on its investment portfolio). Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. PVP or present value of new business production: Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for Assured Guaranty by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlement on credit derivatives (“Credit Derivative Revenues”) do not adequately measure. PVP in respect of insurance and credit derivative contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6% (the Company’s tax-equivalent pre-tax investment yield on its investment portfolio). For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, refinancing or refunding activity, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

15 Reconciliation of PVP to Gross Written Premiums ($ in millions) Quarter Ended June 30, 2011 2010 Public finance - U.S. $ 44.8 $ 81.4 Public finance - non-U.S. — 0.7 Structured finance - U.S. 7.1 5.7 Structured finance - non-U.S. — 2.1 Total PVP 51.9 89.9 Less: PVP of credit derivatives — PVP of financial guaranty insurance 51.9 89.9 Less: financial guaranty installment premium PVP 5.9 8.0 Total: financial guaranty upfront gross written premiums 46.0 81.9 Plus: financial guaranty installment adjustment 1 (29.0) 9.8 Total gross written premiums $ 17.0 $ 91.7 1. Includes the difference between management’s estimates for the discount rate applied to future installments and the discount rate used for new financial guaranty insurance accounting standards, as well as the changes in estimated term for future installments and the effect of commutations of assumed reinsurance contracts. Cautionary Statement Regarding Forward-Looking Statements: Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty’s calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by a rating agency action, such as a ratings downgrade or change in outlook or ratings criteria, developments in the world's financial and capital markets, changes in the world’s credit markets, more severe or frequent losses affecting the adequacy of Assured Guaranty’s loss reserve, the impact of market volatility on the mark-to-market of the Company’s contracts written in credit default swap form, reduction in the amount of insurance and reinsurance opportunities available to the Company, deterioration in the financial condition of the Company’s reinsurers, the amount and timing of reinsurance recoverables actually received, the risk that reinsurers may dispute amounts owed to the Company under reinsurance agreements, the possibility that the Company will not realize insurance loss recoveries or damages expected from originators, sellers, sponsors, underwriters or servicers of residential mortgage backed securities transactions, increased competition, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty’s business strategy, contract cancellations, Assured Guaranty’s dependence on customers, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of August 8, 2011 and Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

16 Contact Information: Robert Tucker Managing Director, Investor Relations 212-339-0861 rtucker@assuredguaranty.com Ashweeta Durani Vice President, Corporate Communications 212-408-6042 adurani@assuredguaranty.com